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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 10, 1996

                          SECOND BANCORP, INCORPORATED
                          ----------------------------
             (Exact name of registrant as specified in its charter)

Ohio                               0-15624                  34-1547453
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(State of incorporation)           (Commission              (IRS Employer
                                   File Number)             Identification No.)

108 Main Avenue S.W., Warren, Ohio                          44482-1311
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(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:  330-841-0123

ITEM 5. OTHER EVENTS

On October 10, 1996, the Company issued the following press release:

                   SECOND BANCORP UPS THIRD QUARTER ALLOCATION
                            TO ITS LOAN LOSS RESERVE

         Warren, Ohio, October 10, 1996--Second Bancorp, Incorporated (SECD) announced today that it will increase the allocation to its loan loss reserve for the just completed third quarter. Recognizing the deterioration of a small group of related commercial loans, the Company will provide an additional $2,000,000 allowance for loan losses to fully cover expected losses associated with those loans.

         As a result of this action, Second Bancorp's third quarter earnings will be lower than third quarter 1995 performance. The Company expects earnings for the quarter to be 10% to 15% below the fully diluted $.56 per share reported last year. Second Bancorp will report third quarter earnings during the latter part of the week of October 14, 1996.

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         David L. Kellerman, Second Bancorp's Treasurer and Chief Financial
Officer of subsidiary The Second National Bank of Warren indicated that, "This special provision for loan losses represents our aggressive response to an isolated problem in the normal course of our management of asset quality. We do not consider this event to be an indication of deteriorating credit quality in the Company's commercial loan portfolio and do not expect it to have any enduring impact on earnings going forward."

         Second Bancorp is a bank holding company which provides commercial banking, trust and investment services to communities in a five county area of northeastern Ohio through Second National Bank's 26 office network.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Second Bancorp, Incorporated

Date: October 15, 1996                      /S/ David L. Kellerman
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                                            David L. Kellerman, Treasurer

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